Exhibit 99.2

Blockbuster Continues to Explore Various Recapitalization Opportunities, Reaches

Forbearance Agreement with Senior Secured Note Holders

DALLAS, July 1, 2010 – Blockbuster Inc. (NYSE: BBI, BBI.B), a leading provider of media entertainment, today announced that it has entered into a Forbearance Agreement with certain of its senior secured noteholders that provides the Company with additional time and flexibility as it continues to engage in productive discussions with certain of these noteholders and strategic parties regarding various recapitalization opportunities.

Blockbuster’s Forbearance Agreement is with noteholders who have, collectively, represented that they hold approximately seventy percent (70%) of the Company’s 11.75 percent senior secured notes due 2014. Pursuant to the Forbearance Agreement, the noteholders executing it have agreed, through August 13, 2010, to forbear from exercising certain rights and remedies they may have under the indenture and related collateral documents arising from the failure by Blockbuster to make the payments owing by it under the senior secured notes on July 1, 2010. The Forbearance Agreement provides that the parties may extend the forbearance period upon written agreement.

Given the terms of the Forbearance Agreement, Blockbuster has determined that it will not make the payments due on the senior secured notes on July 1, 2010, constituting a $23.9 million amortization payment (inclusive of a 6.0% redemption premium) and an $18.5 million interest payment. By taking this action, Blockbuster will preserve $42.4 million in incremental liquidity.

Jim Keyes, Chairman and Chief Executive Officer of Blockbuster Inc., stated, “We appreciate the support of our senior secured noteholders and other parties involved in our ongoing exploration of recapitalization opportunities. The Company determined that entering into the Forbearance Agreement and not making the payments at this time are in the best long-term interests of the Company and our stakeholders. The agreement provides us with additional time and flexibility as we continue to take steps to implement a more appropriate capital structure to support the Company’s strategies for long-term growth and enhanced financial performance as we pursue a balance sheet recapitalization. While we are making progress in our recapitalization efforts and are in the process of negotiating term sheets with these parties, these are complex multiparty negotiations and take time. We currently expect any recapitalization to significantly reduce our debt and increase our financial flexibility.”

“We continue to manage the business towards maximizing cash and liquidity and monitoring cost reduction opportunities and operational efficiencies,” Keyes continued. “At the same time, we remain squarely focused on providing our customers with day-and-date availability of new releases any way and anywhere they want them.”

The Blockbuster Board of Directors recently approved an extension of Keyes’ contract to continue his service as Chairman and CEO. Keyes added, “I have reaffirmed to the Board and our management team my commitment to facilitate the recapitalization and to continue the business transformation of Blockbuster.”

Forward Looking Statements

This press release contains “forward looking statements” – that is, statements related to future, not past, events. In this context, forward looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include, among others, from time to time: (i) whether our operating results continue to decline and whether we are able to generate sufficient cash flows to meet our liquidity needs; (ii) whether we will have sufficient cash flows from operating activities and cash on hand to service our indebtedness and finance the ongoing obligations of our business; (iii) whether we are able to execute proposed strategies to recapitalize or restructure our balance sheet; (iv) whether we are able to execute our transformational strategies; and (v) other factors, as described in our filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended January 3, 2010 and under the heading “Disclosure Regarding Forward-Looking Information” in our quarterly reports on Form 10-Q. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These uncertainties may cause our actual future results to be materially different than those expressed in our forward looking statements. We do not undertake to update our forward looking statements.

About Blockbuster Inc.

Blockbuster Inc. is a leading global provider of rental and retail movie and game entertainment. The company provides customers with convenient access to media entertainment anywhere, any way they want it—whether in-store, by-mail, through vending kiosks or digitally to their homes and mobile devices. With a highly recognized brand and a library of more than 125,000 movie and game titles, Blockbuster leverages its multichannel presence to serve nearly 47 million global customers annually. The company may be accessed worldwide at www.blockbuster.com.

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Contacts:

Media – Rebecca Fannin of Hill and Knowlton, + 1-202-944-1928,

Rebecca.Fannin@hillandknowlton.com, for Blockbuster Inc.

Investor Relations – investor.relations@blockbuster or +1.214.854.3000

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